UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2008

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY	10017

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 646-673-8435

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 8, 2008 Global Energy (“Global”) entered into a Letter Agreement (the “Agreement”) with Yanai Man Projects Ltd. (“YMP”), with respect to the shares held by YMP in Global N.R.G. Pacific Ltd., a majority owned subsidiary of Global (“Pacific”). Pacific’s first project is to work with an Ethiopian entity to farm castor seeds for castor oil in Ethiopia.

Pursuant to the Agreement, the parties agreed that Global would have the right at any time to purchase from YMP 449 ordinary shares in Pacific, constituting 90% of YMP’s holdings in Pacific, for a consideration of $150,000, payable by Global over a period of one year through the payment of ten installments of $15,000 each starting January 30, 2009. Global exercised this right of purchase on October 8, 2008, and the parties expect to effectuate the transfer of the 449 shares to Global in the near future.

Additionally, during the first two years following the effective date of the Agreement, YMP has the right to require Global to purchase an additional 25 ordinary shares in Pacific held by YMP per year, for an additional consideration of $ 50,000, in each case payable by Global over a period of one year from the exercise of the right by YMP.

The parties also agreed that at all times (including during at the time of YMP’s right mentioned above), Global has the right to purchase all remaining shares in Pacific held by YMP (i.e.,50 ordinary shares in Pacific) for an additional consideration of $ 100,000, payable by Global over a period of one year from the exercise of the right by Global.

In all cases, the shares will be deemed purchased by Global at the time of the exercise of the respective right.

Item 9.01 Financial Statements and Exhibits.

1.01	Letter Agreement, dated October 8, 2008, between Global Energy, Inc. and Yanai Man Projects Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi President and Chief Executive Officer Date: October 12, 2008